Prospectus Supplement No. 2

Filed Pursuant to Rule 424(b)(3)

Registration File No. 333-252810

Rush Street Interactive, Inc.

Primary Offering of

18,175,000 Shares of Class A Common Stock

Issuable Upon Exercise of Warrants

Secondary Offering of

172,425,000 Shares of Class A Common Stock

6,675,000 Warrants to Purchase Class A Common Stock

PROSPECTUS SUPPLEMENT NO. 2

DATED MARCH 11, 2021

(To Prospectus Dated February 11, 2021)

This Prospectus Supplement No. 2, dated March 11, 2021 (“Supplement No. 2”), filed by Rush Street Interactive, Inc. (the “Company”), modifies and supplements certain information contained in the Company’s prospectus, dated February 11, 2021 (as amended and supplemented from time to time, the “Prospectus”), as part of the Company’s Form S-1 Registration Statement declared effective by the Securities and Exchange Commission on February 11, 2021. This Supplement No. 2 is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all amendments and supplements thereto. The Prospectus relates to: (1) the issuance by the Company of up to 18,175,000 shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), that may be issued upon exercise of warrants (the “Warrants”) to purchase Class A Common Stock at an exercise price of $11.50 per share; and (2) the offer and sale, from time to time, by the selling holders identified in the Prospectus (the “Selling Holders”), or their permitted transferees, of (i) up to 172,425,000 shares of Class A Common Stock and (ii) up to 6,675,000 of Warrants.

On March 11, 2021, in accordance with a transfer agent instruction letter delivered by dMY Sponsor, LLC (the “Sponsor”) to the Company’s transfer agent, Warrants held by Sponsor were transferred (the “Transfer”) in a transfer exempt from registration under the Securities Act of 1933, as amended, as follows: (i) 3,300,000 Private Placement Warrants and 37,500 Working Capital Warrants to Harry You (“You”) and (ii) 3,300,000 Private Placement Warrants and 37,500 Working Capital Warrants to Isaelea Investment LP (“Isaelea”). Accordingly, this Supplement No. 2 amends and supplements the Prospectus to reflect the Transfer, as follows:

•	the “Shares of Class A Common Stock” table in the “Selling Holders” is hereby amended to update the beneficial ownership for Sponsor and the addition of You and Isaelea as Selling Holders:

	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
Name of Selling Holder	Number of Shares	%(1)	Number of Shares	%(1)	Number of Shares	%(1)
dMY Sponsor(2)	5,675,000	2.7%	5,675,000	2.7%	—	—
Harry You(3)(4)	3,337,500	1.6%	3,337,500	1.6%	—	—
Isaelea Investment LP(3)(5)	3,337,500	1.6%	3,337,500	1.6%	—	—

Less than 1%.

(1) Based upon 47,953,703 shares of Class A Common Stock outstanding as of March 8, 2021.

(2) Represents shares of Class A Common Stock issued as part of the Class B Common Stock Conversion, which are held of record by Sponsor. Harry You is the manager of Sponsor and has voting and investment discretion with respect to the common stock held of record by Sponsor. The business address of this Selling Holder is 1180 North Town Center Drive, Suite 100, Las Vegas, NV 89144. Mr. You is a member of the Company’s Board and served as chairman and board member until the Closing of the Business Combination.

(3) Represents half of the 6,600,000 Private Placement Warrants and 75,000 Working Capital Warrants.

(4) Mr. You is a member of the Company’s Board and served as the Company’s chairman prior to the Closing of the Business Combination.

(5) Mr. de Masi is the manager of Isaelea Investment LP (“Isaelea”) and has voting and investment discretion with respect to the common stock held of record by the Isaelea. The business address of this Selling Holder is 1180 North Town Center Drive, Suite 100, Las Vegas, NV 89144. Mr. de Masi is a member of the Company’s Board and served as the Company’s chief executive officer and a member of the Company’s board of directors prior to the Closing of the Business Combination.

•	the “Warrants” table in the “Selling Holders” is hereby amended to reflect the Transfer and the addition of You and Isaelea as Selling Holders:

Warrants

	Beneficial Ownership Before the Offering		Warrants to be Sold in the Offering		Beneficial Ownership After the Offering
Name of Selling Holder	Number of Warrants	%(1)	Number of Warrants	%(1)	Number of Warrants	%
dMY Sponsor	—	—	—	—	—	—
Harry You(2)(3)	3,337,500	22.2%	3,337,500	22.2%	—	—
Isaelea Investment LP(2)(4)	3,337,500	22.2%	3,337,500	22.2%	—	—

* Less than one percent.

(1) Based upon 15,013,859 Warrants outstanding as of March 8, 2021.

(2) Represents half of the 6,600,000 Private Placement Warrants and 75,000 Working Capital Warrants.

(3) Mr. You is a member of the Company’s Board and served as the Company’s chairman prior to the Closing of the Business Combination.

(4) Mr. de Masi is the manager of Isaelea and has voting and investment discretion with respect to the common stock held of record by the Isaelea. The business address of this Selling Holder is 1180 North Town Center Drive, Suite 100, Las Vegas, NV 89144. Mr. de Masi is a member of the Company’s Board and served as the Company’s chief executive officer and a member of the Company’s board of directors prior to the Closing of the Business Combination.

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Additionally, on February 22, 2021, in accordance with the terms of the Warrant Agreement, dated as of February 20, 2020, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent and transfer agent, the Company delivered a notice of redemption to holders of the Public Warrants, pursuant to which the Company has elected to redeem, at 5:00 p.m. New York City time on March 24, 2021 (the “Redemption Date”), all of the Public Warrants, at a redemption price of $0.01 per Public Warrant (the “Redemption Price”). Any Public Warrants that remain unexercised at 5:00 p.m. New York City time on the Redemption Date will be void and no longer exercisable and their holders will have no rights with respect to those Public Warrants, except to receive the Redemption Price.

The information in this Supplement No. 2 modifies and supersedes, in part, the information contained in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as so modified or superseded by this Supplement No. 2. We may further amend or supplement the Prospectus from time to time by filing additional amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

The Class A Common Stock and Public Warrants are traded on the New York Stock Exchange (“NYSE”) under the symbols “RSI” and “RSI WS,” respectively. On March 8, 2021, the closing price of our Class A Common Stock was $15.28 per share and the closing price of our Public Warrants was $3.75 per warrant.

Investing in the Company’s common stock involves risks. Before making any investment in the Company’s securities, you should read and carefully consider risks described in the “Risk Factors” section in the Prospectus and in the Company’s most recent proxy statement and subsequently filed Annual and Quarterly Reports.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if the Prospectus, or any of the supplements or amendments relating thereto, is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Supplement No. 2 is March 11, 2021

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